Exhibit 23.5

Consent of Stephens Inc.

We hereby consent to the inclusion of our opinion letter dated September 18, 2019 to the board of directors of State Capital Corporation (“SCC”) as Annex B to the Proxy Statement/Prospectus relating to the proposed merger of SCC with BancPlus Corporation contained in the Registration Statement on Form S-4 of BancPlus Corporation, and to the references to our firm and such opinion in such Proxy Statement/Prospectus and Registration Statement.

In giving such consent, we do not admit, and we disclaim, that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, nor do we admit that we are experts with respect to any part of such Proxy Statement/Prospectus and Registration Statement within the meaning of the terms “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ Stephens Inc.

February 10, 2020